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                                                                   EXHIBIT 10.11

                         EXECUTIVE EMPLOYMENT AGREEMENT



    This Agreement is dated as of March 25, 1993 by and between Jerry M. Socol (the "Employee") and J. BAKER, INC., a Massachusetts corporation (the "Company").

    WHEREAS, the Employee and the Company desire to set forth in writing the terms and conditions of the Employee's employment agreement with the Company from the date hereof;

    NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

    1.   Employment.   Under and subject to the terms and conditions set forth
herein, the Company hereby agrees to employ, or to continue to employ, the Employee during the Term (as defined in Section 6 hereof) as its President and Chief Executive Officer and/or in such other senior executive management position(s) with the Company, or any parent or subsidiary of the Company, as the Board of Directors of the Company (the "Board") may determine from time to time, and the Employee hereby accepts such employment.


    2.   Duties.   The Employee agrees, during the Term and any extension of
the Term, faithfully to perform for the Company, and any subsidiary or parent of the Company, the duties presently being performed by the Employee for the Company, and/or such other duties as may be assigned to him from time to time by the Company; to devote his entire business time, attention and energies exclusively to such employment; and to conform to the rules, regulations, instructions, personnel practices and policies of the Company and its subsidiaries, as existing and amended from time to time. The Employee may be required to relocate his principal residence only to an area in which the Company or a subsidiary of the Company has or determines to have significant operations.


    3.   Compensation.

         (a)  Base Compensation.   The Company shall pay the Employee during
the Term an annual base salary of not less than $425,000, payable no less often than monthly, in equal installments.

         (b) Incentive Compensation.   In addition to payments of his annual
base salary made pursuant to Section 3 (a) hereof, during the term hereof, the Employee shall also participate in the Company's Cash Incentive Compensation Plan (the "Incentive Plan") with a target incentive award of fifty-four percent (54%) of the annual base salary. The target award amount shall be payable upon achievement of the corporate pre-tax profit plan approved by the Board for the applicable fiscal year and the satisfaction of such
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other conditions as may be established by the Board under the terms of the
Incentive Plan. The actual incentive award may be above or below the target amount based on relative achievement of the corporate pre-tax profit plan, with a threshold award of thirteen and one-half percent (13.5%) of base salary corresponding to eighty percent (80%) achievement of the profit plan and a maximum award of ninety-four and one-half percent (94.5%) of base salary corresponding to one hundred twenty percent (120%) or higher achievement of the profit.

         (c) Stock Options.   On August 29, 1988, the Board determined to grant
to the Employee, effective upon the commencement of his employment with the Company, the following options to purchase shares of the Company's Common Stock, par value $.50 per share (the "Common Stock"):

             (1) a non-qualified option to purchase up to 25,000 shares of the
                 Common Stock for a consideration of $.O1 per share plus services to be rendered by the Employee pursuant hereto;

             (2) a non-qualified option to purchase up to 25,000 shares of the
                 Common Stock for a consideration of $5.00 per share;

             (3) an incentive stock option under the Company's Amended and
                 Restated 1985 Stock option Plan (the "Plan") to purchase up to 25,000 shares of the common Stock for a consideration per share equal to the closing sale price of the Common Stock on the NASDAQ national market system on the date immediately preceding the date of the commencement of the Employee's employment; and

             (4) an incentive stock option under the plan to purchase up to
                 25,000 shares of the Common Stock for a consideration per share equal to the closing sale price of the Common Stock on the NASDAQ national market system on the date immediately preceding the date of the commencement of the Employee's employment.

    Each of the options described above in subparagraphs (1) through (3), inclusive, expires ten (10) years from the date of grant and provides for vesting in equal installments over a four-year period from the date of grant (i.e., 25 % of the shares subject to each such option vested after each of the first and second anniversaries of the date of grant, another 25% will vest after the third anniversary and so on). The option described in subparagraph
(4) expires ten (10) years from the date of grant and





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provides for vesting in equal installments over a four-year period from the date the Board elects the Employee to the office of Chief Executive Officer of the Company (i.e., 25% of the shares subject to such option vested after the first anniversary of such date, another 25% will vest after the second anniversary and so on). The parties hereto hereby agree and acknowledge that such election occurred on March 22, 1990.

    The Company will reimburse (the "Reimbursement") the Employee for federal and state income taxes, if any, payable by the Employee with respect to the exercise of the options described above in subparagraphs (1) and (2), whether the Employee elects under Section 83(b) of the Internal Revenue Code of 1986, as amended, to have the shares of the Common Stock subject to the exercised option valued (for purposes of determining the income received by the Employee upon the exercise of such option) on the date of such exercise or chooses not to make such election (in which case such shares will be valued, for such purposes, on the date on which the restrictions on transfer of such shares under Section 16(b) of the Securities Exchange Act of 1934 lapse). The Reimbursement shall be paid to the Employee no later than April 15 of the year following the year in which the Employee recognizes such income for tax purposes and shall be computed on the basis of the marginal tax rates paid by the Employee on such income. The Company shall not, however, have any obligation to reimburse the Employee for the federal and state income tax payable by the Employee with respect to income received by the Employee pursuant to the Reimbursement.

    4.   Other Benefits.

         (a) Fringe Benefits. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to management generally and in any event shall be entitled to receive benefits at least substantially comparable to those provided pursuant to the present practices of the Company and its subsidiaries.

         (b) Paid Vacations. The Employee shall be entitled to paid vacation of such duration and at such time or times as deemed reasonable by the Board.


    5. Expenses. The Company shall reimburse the Employee for all reasonable travel, entertainment and other business expenses incurred or paid by the Employee in performing his duties under this Agreement upon presentation by the Employee of expense statements or vouchers and such other supporting information as the Company may from time to time request, provided, however, that the amount available for such expenses may be fixed in advance by the Board after consultation with the Employee. The Company shall also pay or reimburse the reasonable relocation expenses of the Employee (consistent with the present policy of the Company) in connection





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with a relocation of the Employee's principal residence outside of the greater
Boston area required by the Company pursuant to Section 2 hereof.


    6. Effective Date and Term. This Agreement shall become effective as of the date hereof and the Employee's employment under this Agreement shall commence on such date and, unless sooner terminated as provided herein or extended, shall continue for a term (the "Term") ending on April 1, 1995. The Employee and the Company have obligations hereunder extending past the Term.


    7.   Noncompetition.

         (a) During the Employee's employment under this Agreement or otherwise and for a period of two years after the date of termination of such employment (the "Termination Date") , the Employee will not, without the express written consent of the Company, anywhere in the United States or any territory or possession thereof or in any foreign country in which the Company was active as
of the Termination Date:   (i) compete with the Company or any other entity
directly or indirectly controlled by the Company (each an "Affiliate"), in the Company's Business (as defined in Section 7 (c) hereof); or (ii) otherwise interfere with, disrupt or attempt to interfere with or disrupt the relationship between the Company or an Affiliate and any person or business that was a customer, supplier, lessor, licensor, manufacturer, contractor, designer or employee of the Company or such Affiliate on the Termination Date or within two years prior to the Termination Date.

         (b) The term "compete" as used in this Section 7 means directly or indirectly, or by association with any entity or business, either as a proprietor, partner, employee, agent, consultant, director, officer, shareholder (provided that the Employee may make passive investments in competitive enterprises the shares of which are listed on a national securities exchange if the Employee at no time owns directly or indirectly more than 2% of the outstanding equity ownership of such enterprise) or in any other capacity or manner (i) to solicit, hire, purchase from, sell to, rent from, or otherwise conduct business related to the Company's Business with any party that is a customer or supplier of the Company or an Affiliate or (ii) operate any retail store or leased footwear department ("Leased Department") which sells products related to the Company's Business (as defined in Section 7(c) hereof).

         (c) The term "Company's Business" as used in this Section 7 means the operation of any of the following specialty retail businesses, as a principal business unit, either alone or in combination: (i) Leased Departments in discount or mass





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merchandising department stores; (ii) retail stores offering discount or "off price" women's footwear; (iii) retail stores offering discount or "off price" family footwear; (iv) retail stores offering casual clothing for "Big and Tall" men; or (v) retail stores offering primarily work related clothing and uniforms for medical and laboratory purposes or the mail order catalog sales thereof. The term shall also include any additional specialty retail businesses which the Company may acquire subsequent to the date hereof and which are operated as principal business units of the Company on the Termination Date.

         (d) The term "supplier" as used in this Section 7 shall mean any party or affiliate of a party from which, on the Termination Date or within two years prior to the Termination Date, the Company or an Affiliate purchased products sold by the Company or an Affiliate or was in contact or actively planning to contact in connection with the purchase of products sold by the Company or an Affiliate on or before the Termination Date or which the Company or an Affiliate was contemplating the sale of at some time after the Termination Date.

         (e) The term "customer" as used in this Section 7 shall mean any party or affiliate of a party, that on the Termination Date or within two years prior to the Termination Date, was a wholesale vendee or prospective wholesale vendee of the Company or an Affiliate or in connection with whose business the Company or an Affiliate operated a Leased Department, a retail store for the sale of discount or "off price" women's footwear, discount or "off price" family footwear, casual clothing for "Big and Tall" men, work related clothing and uniforms for medical and laboratory purposes or any other specialty retail business which the Company operated as a principal business unit on the Termination Date, had contacted in connection with the potential operation of such businesses within two years prior to the Termination Date or which the Company or an Affiliate was actively planning to contact in connection with the potential operation of any such businesses on the Termination Date.


    8. Confidential Information. The Employee will never use for his own advantage or disclose any proprietary or confidential information relating to the business operations or properties of the Company, any Affiliate or any of their respective customers, suppliers, landlords, licensors or licensees. Upon termination of the Employee's employment, the Employee will surrender and deliver to the Company all documents and information of every kind relating to or connected with the Company and Affiliates and their respective businesses, customers, suppliers, landlords, licensors and licensees.





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    9.   Termination.

         (a) Death. In any event of the death of the Employee during the Term, his employment shall terminate and the Company shall pay to the Employee's surviving spouse, or to the Employee's estate if there is no surviving spouse,
(i) the Employee's base salary until the end of the fiscal year in which his death occurs, and (ii) amounts under the Incentive Plan, if any, payable with respect to the fiscal year in which his death occurs which otherwise would have been paid to the Employee on the basis of the results for such fiscal year, prorated to the date of his death. Upon the death of the Employee, the rights of the Employee's surviving spouse or estate hereunder, as the case may be, shall be limited solely to the benefits set forth in this Section 9(a).

         (b) Disability. In the event that the Employee shall become disabled (as hereinafter defined) during the Term, the Company shall have the right to terminate the Employee's employment upon written notice, provided, however, that in such event the Company shall (i) continue to pay the Employee's base salary until the end of the fiscal year in which such termination occurs, and (ii) pay to the Employee amounts under the Incentive Plan, if any, which otherwise would have been paid to the Employee on the basis of the results for the fiscal year in which such termination occurs, prorated to the date of such termination. For purposes of this Agreement, the Employee shall be considered disabled on the date when any physical or mental illness or other incapacity shall, in the judgment of a majority of the members (other than the Employee) of the Board, after consulting with or being advised by one or more physicians (it being understood that one of such physicians may be the Employee's physician but that the Board shall not be bound by his views), have prevented the performance in a manner reasonably satisfactory to the Company of the Employee's duties under this Agreement for a period of six consecutive months.

         (c) For Cause. The Company may by notice terminate the Employee's employment at any time for cause, which shall mean (i) failure by the Employee to cure a material breach of this Agreement within 15 days after written notice thereof by the Company, (ii) the continuation after notice by the Company of willful misconduct by the Employee in the performance of the Employee's duties hereunder or (iii) the commission by the Employee of an act constituting a felony. In such event all obligations of the Company hereunder shall thereupon terminate, including the obligation to pay any amounts under the Incentive Plan with respect to the fiscal year in which such termination occurs, but the Employee shall be entitled to receive any accrued salary and other amounts under the Incentive Plan accrued with respect to any prior fiscal years.





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    10.   Approval of Board.  The Company represents that this Agreement has been duly approved by the Board and is in all respects valid and binding upon the Company.


    11. Key Person Insurance. The Employee agrees to take such actions as may be reasonably required to permit the Company to maintain key person life insurance on the Employee's life in such amounts and for such periods of time, if any, as the Company deems appropriate, with all benefits being payable to the Company. Upon payment by the Employee of the cash surrender value, if any, of any such policy and any paid but unearned premiums for such policy, the Company will assign such policy to the Employee upon termination (other than because of the Employee's death) of the Employee's employment with the Company, provided, however, that, in the event the Employee's employment is terminated by reason of the disability of the Employee and the death of the Employee may reasonably be expected within one year after such termination as a result of such disability, the Company shall not be required to assign any such policy.


    12. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given and received when actually delivered, one business day after dispatch by telegraphic means, two business days after dispatch by recognized overnight delivery service, or five days after mailing by certified or registered mail with proper postage affixed, return receipt requested and addressed as follows (or to such other address as a party entitled to receive notice hereunder may have designated by notice pursuant to this Section 12):

         (a) If to the Company:

             J. Baker, Inc.
             555 Turnpike Street
             Canton, Massachusetts 02021
             Attention: Chairman of the
                        Board of Directors

         (b) If to the Employee:

             Jerry M. Socol
             190 Marlborough Street
             Boston, Massachusetts  02116


    13. Severability. If any provision of this Agreement or its application to any person or circumstances is invalid or unenforceable, then the remainder of this Agreement or the application of such provision to other persons or circumstances





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shall not be affected thereby.  Further, if any provision or application hereof is invalid or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to carry out so far as may be valid or enforceable the intent and purposes of the invalid and unenforceable provision.


    14. Applicable Law. This Agreement shall be interpreted and construed in accordance with, and shall be governed by, the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.


    15. Assignment. Neither of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that in the event that the Company sells all or substantially all of its assets the Company may assign its rights and transfer its obligations hereunder to the purchaser of such assets. A merger of the Company with or into another corporation shall be deemed not to be an assignment of this Agreement, and, in any such event, this Agreement shall inure to the benefit of and be binding upon the surviving corporation and the Employee. Subject to the foregoing, this Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors, heirs, administrators, executors, personal representatives and assigns.


    16. Headings. This section and paragraph headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.


    17. Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 or 8 of this Agreement is likely to result in irreparable injury to the Company, that damages at law will be inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of said Sections and to seek both temporary and permanent injunctive relief therefor without the necessity of proving actual damages.


    18. Waiver of Breach. Any waiver by either the Company or the Employee of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.


    19. Amendment of Agreement. This Agreement may be altered, amended or modified, in whole or in part, only by a writing signed by both the Employee and the Company.





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    20.  Integration.  This Agreement constitutes the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements with respect to such subject matter between the parties including without limitation the Executive Employment Agreements dated as of September 26, 1988, March 22, 1990 and March 27, 1991 by and between the Employee and J. Baker, Inc., a Massachusetts corporation as amended by an amendment dated March 27, 1992.


    Intending to be legally bound, the Company and the Employee have signed this Agreement as if under seal as of the date set forth at the head of the first page.


                                        J. BAKER, INC.


                                        /s/ Sherman N. Baker
                                        ----------------------------------
                                        Sherman N. Baker
                                        Chairman of the Board



                                        /s/ Jerry M. Socol
                                        ----------------------------------
                                        Jerry M. Socol





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